Filed pursuant to
                                                                  Rule 424(b)(5)
                                                      Registration No. 333-20803

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Supplement, dated June 16,  1997 to Pricing  Supplement  dated June 11, 1997
     (To Prospectus Supplement, dated May 21, 1997;
     to Prospectus, dated May 21, 1997)

                              DESCRIPTION OF NOTES

         The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               7.28% Subordinated Notes Due July 15, 2012 (the
                              "Notes").

Aggregate
Principal Amount:             $15,000,000.00.

Price to Public:              100.00%

Issue Date:                   June 25, 1997.

Stated Maturity:              July 15, 2012.

Interest Rate:                7.28% per annum.

Interest Payment Dates:       Monthly on the 15th day of each month, commencing
                              in July 1997, and at Stated Maturity.

Regular Record Dates:         Each date that is 15 calendar days prior to the
                              related Interest Payment Date.

Sinking Fund:                 None.

Redemption:                   The Notes are subject to redemption, in whole but
                              not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment Date occurring in January or
                              July, on or after July 15, 2000, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:                Goldman, Sachs & Co.

Agent's Discount
  or Commission:              2.250%.

Minimum Denomination:         $1,000.

CUSIP Number:                 17303 MGU 7.